EXHIBIT 12.1



                              ARGONAUT GROUP, INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                              Six months ended
                                                   June 30,                   Years Ended December 31,
                                            ---------------------  ----------------------------------------------------------
                                             2005       2004        2004        2003        2002       2001         2000
                                            ---------------------  ----------------------------------------------------------
                                                                        (in millions, except ratios)
Earnings:
Income (loss) from continuing
operations before provision for
income taxes                                  $ 48.6      $ 36.2     $ 60.7     $ 135.3      $(21.1)      $ 3.3     $ (129.2)

Add:
Fixed charges                                   10.2         6.7       15.6        12.3         2.6         2.9          2.3
                                            ---------  ----------  ---------   ---------   ---------  ----------   ----------
Total earnings (loss)                         $ 58.8      $ 42.9     $ 76.3     $ 147.6      $(18.5)      $ 6.2     $ (126.9)
                                            =========  ==========  =========   =========   =========  ==========   ==========

Fixed charges
Interest expense, net                          $ 8.0       $ 4.5     $ 11.0       $ 8.4       $ 0.4       $ 0.2          $ -
Preferred stock dividends                        1.2         1.2        2.5         1.8           -           -            -
Rental interest factor                           1.0         1.0        2.1         2.1         2.2         2.7          2.3
                                            ---------  ----------  ---------   ---------   ---------  ----------   ----------
Total fixed charges                           $ 10.2       $ 6.7     $ 15.6      $ 12.3       $ 2.6       $ 2.9        $ 2.3
                                            =========  ==========  =========   =========   =========  ==========   ==========

Ratio of earnings to fixed charges             5.8:1       6.4:1      6.7:1      12.0:1        (A)        2.1:1          (B)
                                            =========  ==========  =========   =========   =========  ==========   ==========

(A) Earnings were inadequate to cover fixed charges by $21.1 million (B) Earnings were inadequate to cover fixed charges by $129.2 million